Exhibit 99.3

XpresSpa Group Announces Strategic Acquisition of HyperPointe

XpresCheck® Expanding Digital Health Capabilities & Data Analytics Services

NEW YORK, January 10, 2022 - XpresSpa Group, Inc. (Nasdaq: XSPA), a travel health and wellness company (the “Company”), today announced it had entered into an agreement to acquire all of the equity interests of GCG Connect, LLC d/b/a HyperPointe for $5.5 million in cash, $1 million in common stock, along with potential additional earn-out payments of up to $7.5 million over a three-year timeframe based upon future performance, which may be satisfied in cash or Company common stock or a combination subject to various terms and conditions. Based upon preliminary and unaudited results, HyperPointe generated $5.5 million in revenue and $1.2 million in EBITDA during 2021. The transaction is subject to customary closing conditions and is expected to close during the first quarter of 2022.

HyperPointe is a leading digital healthcare and data analytics relationship marketing agency servicing the global healthcare and pharmaceutical industry. HyperPointe has significant experience in patient and healthcare professional marketing and deep technological experience with CXM (customer experience management) and data analytics. Since June 2020 HyperPointe’s personnel and suite of services and technology have been used to develop and deploy the technological infrastructure for XpresCheck®. This partnership has proven to be trusted, strategic, and focused in launching COVID-19 screening and testing in U.S. airports through XpresCheck.

Doug Satzman, XpresSpa Group CEO, stated, “Expanding our digital health and data footprints is vital to expanding our business and developing additional routes to revenue. We view this as the next step in the journey we have been on since we first laid the groundwork for XpresCheck in the spring of 2020. HyperPointe was instrumental in helping to secure the CDC partnership, has been intimately involved in expanding that relationship, and has extensive healthcare knowledge and relationships with the pharmaceutical industry.

Ezra Ernst, HyperPointe CEO, added, “We have worked closely with the XpresSpa Group for more than 18 months and are excited to be joining their family of brands. We believe there is great opportunity for us to work collaboratively across multiple business lines, including data integration and analytics, which will allow us to bring proactive, personalized healthcare experiences, clinical intelligence, and biosecurity services to our many constituents from patients, health care professionals, governments, and pharmaceutical companies.

The HyperPointe team will join the Company as part of this transaction. HyperPointe will operate as a stand-alone entity and join the Company’s family of brands along with XpresCheck®, XpresSpa®, and Treat™. Mr. Ernst will also take on the role as Chief Executive Officer of XpresCheck, reporting to Doug Satzman, XpresSpa Group Chief Executive Officer. Mr. Ernst will spearhead efforts to rapidly expand and integrate XpresCheck’s COVID-19 screening and testing business with HyperPointe’s customer experience management technology, data management know how in furthering product and service offerings to additional airports and business customers in the healthcare and pharmaceutical verticals.

Mr. Ernst has spent 25 years in the healthcare sector revitalizing and accelerating revenue growth with innovation and agility to better serve clients, leverage technology, develop new products, leverage key industry partnerships, working with multiple presidential administrations and gaining access to new markets. His prior roles have included President - OptumHealth Education at UnitedHealth Group, General Manager at WebMD, and CEO at Physician’s Weekly.

Bruce Bernstein, XpresSpa Group Chairman of the Board, stated, “The extension of the CDC program underscores the importance of proactive bio-surveillance testing across our nation's airports and the leading role that XpresCheck is playing in monitoring the potential risks that may be entering our borders. Today’s modern consumers desire digital connections, services and safety when they travel. With HyperPointe joining our organization, I see them as an additional catalysts to further expand our relationship with the CDC and new revenue streams by moving XpresCheck into the digital health and biosecurity ecosystems.”

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a leading global health and wellness holding company operating three distinct brands: XpresCheck®, XpresSpa®, Treat™. XpresCheck is a leading on-site airport provider of COVID-19 screening and testing with 14 locations in 12 domestic airports. XpresSpa is a leading airport retailer of spa services and related health and wellness products, with 43 locations in 21 airports globally. Treat is a travel health and wellness brand that is providing on-demand access to healthcare through technology and personalized services.

To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com.

To learn more about XpresCheck, visit: www.XpresCheck.com.

To learn more about XpresSpa, visit www.XpresSpa.com.

To learn more about Treat, visit: www.Treat.com.

Twitter: @xprescheck and Instagram: @realxprescheck

Twitter: @XpresSpa and Instagram: @XpresSpa

Twitter: @Treat_Care and Instagram: @treat_care

About HyperPointe™

HyperPointe is a leading digital healthcare and data analytics relationship marketing agency servicing the global healthcare and pharmaceutical industry located in Teaneck, NJ. Throughout its history of 35+ years, HyperPointe has served as a valuable partner to a diverse array of global and domestic health brands by building deep, personal connections to the patients, caregivers, and healthcare providers they serve. To learn more, visit www.Hyperpointe.com

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations

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